EXHIBIT 10.2

CORPORATE PROMISSORY NOTE

U. S. $500,000	Principal Amount

FOR VALUE RECEIVED, the undersigned hereby jointly and severally promise to pay to the order of Kilpatrick’s Rose-Neath Funeral Homes, Crematorium and Cemeteries, Inc. of Shreveport, Louisiana, or assigns, the sum of U.S. Five Hundred Thousand Dollars & U.S. ($500,000) together with simple interest thereon at the rate of six per cent (6%) per year on the unpaid balance.  Said sum shall be paid in the following manner.  The Maker shall pay interest only for three (3) years, with the first such payment due in arrears six (6) months from the date hereof, and then each ninety (90) days thereafter; the principal amount of the Note is due in full, together with any accrued and unpaid interest thereon, three (3) years hereafter.

This note is secured by Maker granting a security interest in and to certain mining claims located in Mohave County, Arizona, along with any future claims acquired by International Star, Inc. per the Security Agreement made and issued by Maker, of even date herewith, which is incorporated herein and made part hereof by reference.

All payments shall be first applied to interest and the balance to principal.  This note may be prepaid at any time, in whole or in part, without penalty; all prepayments shall be applied in the reverse order of maturity.  This note shall, at the option of any holder hereof, be immediately due and payable upon ten (10) days notice.  This note and any payments called for hereunder, shall be made to Promissee at its offices in Louisiana.

This note and the security agreement are made and entered into, and shall be enforceable in the State of Louisiana.  In the event this note shall be in default and placed with an attorney for collection, then the undersigned agree to pay all reasonable attorney fees and costs of collection.  Payments not made within ten (10) days of due date shall be subject to a late charge of five per cent (5%) of said payment.  All payments hereunder shall be made to such address as may from time to time be designated by Promissee, or any holder hereof.

The undersigned and all other parties to this note, whether endorsers, guarantors or sureties, agree to remain fully bound hereunder until this note shall be fully paid; and waive demand, presentment and protest and all notices hereto, and further agree to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by any holder or upon the discharge or release of any obligor hereunder or to this note, or upon the exchange, substitution, or release of any collateral granted as security for this note.

No modification or indulgence by any holder hereof shall be binding unless in writing; and any indulgence on any one occasion shall not be an indulgence for any other or future occasion.  Any modification or change of terms, hereunder granted by any holder hereof, shall be valid and binding upon each of the undersigned, notwithstanding the acknowledgement of any of the undersigned, and each of the undersigned does hereby irrevocably grant to each of the others a power of attorney to enter into any such modification on their behalf.  The rights of any holder hereof shall be cumulative and not necessarily successive.  This note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State first appearing at the head of this note.  The undersigned hereby execute this note as principals and not as sureties.

Dated this 3rd date of  December, 2007.

MAKER:

INTERNATIONAL STAR, INC.

By: /s/ Virginia K. Shehee Virginia K. Shehee, President

By: /s/ Jacqulyn B. Wine Jacqulyn B. Wine, Secretary/Treasurer Witnessed by: /s/ Lois D. Morris